Exhibit 10.32


                   China Power International Holdings Limited



                       AES China Holding Company (L) Ltd.



                 Anhui Liyuan Electric Power Development Company



                         Wuhu Energy Development Company





                          Equity Joint Venture Contract


                                February 12, 1996

                                  Page: 1 of 30

                                Table of Contents

Article 1.    Definitions.................................................   3
Article 2.    Parties to the Joint Venture................................   7
Article 3.    Establishment of the Joint Venture..........................   8
Article 4.    Purpose, Scope and Scale of Business........................   9
Article 5.    Total Amount of Investment and Registered Capital...........   9
Article 6.    USD and RMB Financing.......................................  10
Article 7.    Responsibilities of Parties to the Joint Venture............  11
Article 8.    Site........................................................  13
Article 9.    Construction and Operation of the Power Plant...............  13
Article 10.   Electricity Sale and Tariffs................................  14
Article 11.   Purchase of Equipment & Materials and Services..............  14
Article 12.   Electricity Fees, Profit Distributions and Sharing of
               Risks and Losses...........................................  14
Article 13.   The Board of Directors......................................  15
Article 14.   Operation and Management Organization.......................  18
Article 15.   Labor Management............................................  19
Article 16.   Annual Operating Plans and Budgets..........................  19
Article 17.   Taxes, Accounting and Audit.................................  20
Article 18.   Bank Account and Foreign Exchange...........................  22
Article 19.   Term of the Joint Venture...................................  22
Article 20.   Transfer of Interests.......................................  22
Article 21.   Termination Prior to the Expiration and Dissolution.........  23
Article 22.   Disposal of Assets upon the Expiration of the JV............  24
Article 23.   Liabilities for Breach of Contract..........................  24
Article 24.   Power Plant Insurance.......................................  25
Article 25.   Confidentiality.............................................  25
Article 26.   Force Majeure...............................................  26
Article 27.   Applicable Laws.............................................  26
Article 28.   Settlement of Disputes......................................  27
Article 29.   Miscellaneous...............................................  27

                                  Page: 2 of 30

                                    PREAMBLE



IN ACCORDANCE WITH THE LAW OF THE PEOPLE'S REPUBLIC OF CHINA ON SINO-FOREIGN EQUITY JOINT VENTURES (HEREINAFTER REFERRED TO AS "THE EQUITY JOINT VENTURE LAW") AND OTHER PROMULGATED RELEVANT CHINESE LAWS AND REGULATIONS, CHINA POWER INTERNATIONAL HOLDING LIMITED ("PARTY A"), AES CHINA HOLDING COMPANY (L) LTD. ("PARTY B"), ANHUI LIYUAN ELECTRIC POWER DEVELOPMENT COMPANY ("PARTY C") AND WUHU ENERGY DEVELOPMENT COMPANY ("PARTY D") (EACH, A "PARTY" AND COLLECTIVELY, THE "PARTIES"), ADHERING TO THE PRINCIPAL OF EQUALITY AND MUTUAL BENEFIT, AGREE TO SET UP A SINO-FOREIGN JOINT VENTURE ENTERPRISE IN WUHU CITY, ANHUI PROVINCE, THE PEOPLE'S REPUBLIC OF CHINA. THE PARTIES HAVE HERETO REACHED THE FOLLOWING
AGREEMENT:



                             Article 1. Definitions

Unless otherwise stated in the provisions of this Contract, the following terms shall have meanings set forth below:

1.1  "Power Plant" shall mean           the power plant which will be built,
                                        designed, constructed, commissioned and
                                        completed in Wuhu City, Anhui Province,
                                        the People's Republic of China
                                        consisting of 2 x 125MW coal-fired
                                        generating units and all buildings,
                                        equipment and machines, including but
                                        not limited to coal and ash handling
                                        facilities, civil works and marine
                                        works, the transmission facilities
                                        linking the plant with the grid,
                                        auxiliary buildings and offices in
                                        accordance with the terms and conditions of this Contract and the EPC Contract.

1.2  "Anhui Power" shall mean           Anhui Provincial Electric Power
                                        Corporation.

1.3  "EPC Contract" shall mean          the construction contract entered into
                                        by and between the Joint Venture and
                                        Anhui Power for the purpose of the
                                        overall design and construction of the
                                        Power Plant.

1.4  "Operation and Offtake
     Contract" shall mean               the contract entered into by and between
                                        the Joint Venture and Anhui Power
                                        regarding the operation of, and sale of
                                        the electricity from the Power Plant.

1.5  "Site" shall mean                  the site on which the Power Plant is
                                        located in Wuhu Power Plant of Anhui
                                        Province, China.

1.6  "Project Budget" shall mean        the project budget as included in the
                                        EPC Contract.

                                 Page: 3 of 30

1.7   "Tariff" shall mean               the on-grid tariff per KWH of
                                        electricity generated by the Power Plant which is approved by relevant Chinese authorities and paid by Anhui Power and which can be adjusted in accordance with
                                        Article 7 of the Operation and Offtake
                                        Contract.

1.8   "Plant Insurance" shall mean      in accordance with Article 24 hereof,
                                        insurance obtained and maintained by
                                        Anhui Power on behalf of the Joint
                                        Venture for the construction and
                                        operation of the Power Plant.

1.9   "Actual Completion Date"
       shall mean                       in accordance with EPC Contract, the
                                        date on which any one of the units
                                        successfully completes the 72 hour and
                                        24 hour trial operation, and such
                                        completion is certified by the
                                        Engineering Consultant (as defined in
                                        the EPC Contract) approved by the
                                        Creditors.

1.10   "Contract Completion Date"
        shall mean                      as defined in Article 5 of the EPC
                                        Contract.

1.11   "Joint Venture" or "JV"
        shall mean                      the joint venture company set up by the
                                        Parties pursuant to the Equity Joint
                                        Venture Law, other promulgated relevant
                                        Chinese laws and regulations and this
                                        Contract. The name of the Joint Venture
                                        in Chinese is: (omitted) and the name
                                        of the JV in English is: Wuhu Shaoda
                                        Electric Power Development Company
                                        Limited.

1.12   "Articles of Association"
        shall mean                      the Articles of Association of the Joint
                                        Venture.

1.13   "Business License" shall mean    the Business license to be issued to the
                                        Joint Venture by the State
                                        Administration for Industry and Commerce of China or its other related local branches.

1.14   "Board of Directors" or "Board"
        shall mean                     the Board of Directors of the Joint
                                        Venture.


1.15   "Directors" shall mean           members of the Board of Directors of the
                                        Joint Venture.

1.16   "Establishment Date of the
        Joint Venture" shall mean       the date when the Business License of
                                        the Joint Venture is issued.

1.17   "Examination and Approval
        Authority" shall mean           the Ministry of Foreign Trade and
                                        Economic Cooperation of China and its
                                        authorized examination and approval
                                        authorities.

1.18   "Term of the Joint Venture"
        shall mean                      the duration of the Joint Venture set
                                        forth in Article 19 of this Contract,
                                        including any extended term.

                                 Page: 4 of 30

1.19   "Affiliate of a Party" shall
        mean a company directly or indirectly controlled by a party by means of its voting right or other means, or a Party directly or indirectly controlled by a company by means of its voting right or other means. "Control" means the right to elect the member of the Board of Directors or the direction of operation and management.

1.20   "Confidential Information"
        shall mean                      technology and know-how as well as
                                        analytical data, processes, programs,
                                        manuals, designs, sketches, photographs, plans, drawings, specifications, reports, studies, findings, non - patented inventions and ideas and other information relating to the construction, installation and financing of the Power Plant as well as the use or sale of electricity, whether of a technical engineering, operational, business or economic nature, whenever designated as "Confidential" by any
                                        Party or any of its relevant Affiliates
                                        and provided by any Party or any of its
                                        relevant Affiliates in connection with
                                        the negotiation of the project
                                        contemplated hereunder, the
                                        implementation of this Contract or the
                                        conduct of the business contemplated by
                                        this Contract. Confidential Information, however, shall not include such information which is now or hereafter becomes part of the public domain through authorized publication, information which the receiving Party can demonstrate was already in its possession at the time of receipt, and information which hereafter comes into the possession of the receiving Party and was or is not acquired by the receiving Party directly or indirectly from the providing Party or sources under an obligation of secrecy to such providing Party.

1.21    "Force Majeure" shall mean      any of the following events

                                        (1) wars, hostilities or insurrections;
                                        (2) pestilence or other epidemics;
                                        (3) fires that are not caused by
                                        carelessness or deliberateness
                                        (4) lightning;
                                        (5) earthquakes;
                                        (6) other natural forces including
                                        natural disasters.

                                        The events listed above must have all of the following five characteristics at the same time:

                                        (1) taking place after the signing of
                                        this Contract;
                                        (2) enforeseable or unavoidable;
                                        (3) beyond the control of any of the
                                        Parties;
                                        (4) directly preventing the performance
                                        of the obligations under this Contract
                                        by any Party.
                                        (5) unpreventable by the best efforts of the Party affected.

                                 Page: 5 of 30

1.22   "Renminbi" or "RMB" shall mean   the lawful currency of China.

1.23   "RMB Financing" shall mean       the RMB loans to the Joint Venture
                                        provided from sources within China.

1.24   "Foreign Exchange" shall mean    any currency other than RMB.

1.25   "U.S. Dollars", "USD" or "US$"
        shall mean                      the lawful currency of the United States
                                        of America.


1.26   "US$ Senior Loan" shall mean     the USD loans provided by the First
                                        Creditor to the Joint Venture on the
                                        terms and conditions set forth in the
                                        USD Senior Loan Contract.

1.27   "USD Senior Loan Contract"
        shall mean                      the Contract signed between the Joint
                                        Venture and the First Creditor for the
                                        purpose of providing the USD Senior Loan needed by the Power Plant.

1.28   "USD Subordinated Loan" shall
        mean the USD loans provided by the Second Creditor to the Joint Venture on the terms and conditions set forth in the USD Subordinated Loan Contract.

1.29   "USD Subordinated Loan
        Contract" shall mean            the Contract signed between the Joint
                                        Venture and the Second Creditor for the
                                        purpose of providing the USD
                                        Subordinated Loan needed by the Power
                                        Plant.

1.30    "Creditor" shall mean           an agency or legal person who provides
                                        funds under the Financing Contract.

1.31    "Financing Contract" shall
         mean any Contract entered into by and between the JV and a Creditor by which to obtain construction funds for the Power Plant, including USD Senior Loan Contract, USD Subordinated Loan Contract and RMB Loan Contract.

1.32    "China" shall mean              the People's Republic of China.

                                 Page: 6 of 30

                     Article 2. Parties to the Joint Venture

2.1 Each of the Parties hereby represents and warrants to other Parties that it is duly established and registered as set forth below, that it has full legal power and right to enter into this Contract that its legal representative named below is duly authorized to sign this Contract and other contracts contemplated hereunder on its behalf, that it has taken all necessary actions and will seek approval from the Examination and Approval Authority to approve this Contract and the other contracts contemplated hereunder; that upon the approval of the Examination and Approval Authority, this Contract shall constitute the legal, valid and binding obligations of such Party, and the terms of this Contract shall be enforceable against such Party; its execution, delivery and performance of this Contract and other contracts will not violate any of its constituent documents, other agreements, obligations, or any currently effective law, regulation or decree of its home country that may be applicable to any aspect of the transactions contemplated hereunder.

2.2      The parties to this Contract are:

           Party A:               China Power International Holdings Limited
           Legal address:         Suite 5306, 531 F, Central Plaza
                                  18 Harbour Road, Wanchai,
                                  Hong Kong
           Legal Representative:  Zang Mingchang
           Position:              General Manager
           Nationality:           People's Republic of China


           Party B:               AES China Holding Company (L) Ltd.
           Legal Address:         Lot A, Level 3, Wisma Oceanic
                                  Jalan Okk Awang Besar, 87007
                                  Federal Territory of Labuan
           Legal Representative:  Paul Hanrahan
           Position:              President
           Nationality:           USA


           Party C:               Anhui Liyuan Electric Power Develpment Company
           Legal Address:         No. 415 Wuhu Road
                                  Hefei, Anhui Province
                                  China, 230061
           Legal Representative:  Cheng Guangjie
           Position:              Chairman of the Board of Directors
           Nationality:           People's Republic of China

                                 Page: 7 of 30

           Party D:               Wuhu Energy Development Company
           Legal Address:         Commercial Office Building
                                  Huangshan West Road
                                  Wuhu, Anhui Province
                                  China, 241000
           Legal Representative:  Wang Wudao
           Position:              General Manager
           Nationality:           People's Republic of China



                  Article 3. Establishment of the Joint Venture

3.1 The Parties of the Joint Venture agree to set up the Joint Venture in accordance with the Equity Joint Venture Law and other relevant laws and regulations of China. The JV is a legal entity in China, and under the protection and governance of Chinese laws. All activities of the JV shall abide by promulgated relevant laws, and rules and regulations of China.

3.2 The name of the JV in Chinese is: (omitted) and in English is Wuhu Shaoda Electric Power Development Company Limited.

         The legal address of the JV is Commercial Office Building, Huangshan West Road, Wuhu City, Anhui Province.

3.3 The form of organization of the JV shall be a limited liability company. All parties shall share the losses, risks, legal liabilities and other liabilities of the JV in proportion to their respective contributions to the registered capital of the JV. Such liabilities are limited to the registered capital contributed by each Party. Unless otherwise agreed upon in written agreement among the Parties to the JV, other than to provide registered capital, each Party shall not be collectively or individually held responsible to the JV or to a third party in connection with the JV's activities. If any action of a Party, which causes losses, increased risks and liabilities, is not in the scope of this Contract and violates the Article of Association or is not included in the scope of business of the Joint Venture, no other Party shall be held responsible for such losses, risks, legal or other liabilities.

3.4 After the JV has obtained the approval certificate, the JV Parties shall proceed to register with and obtain a Business License from the Administration for Industry and Commerce in accordance with relevant laws and regulations of the People's Republic of China.

                                 Page: 8 of 30

                Article 4. Purpose, Scope, and Scale of Business

4.1      The purposes of the JV shall be to:

         (a) build and develop the Power Plant, and generate and sell electricity generated by the Power Plant in order to support and encourage Wuhu's opening to the outside world and bring into play its own advantages, strengthen economic cooperation and technical exchanges,

         (b) obtain advanced and appropriate equipment for the Power Plant and use modern managerial methods in order to increase the electricity supply in Anhui Province;

         (c) achieve expected economic benefits for each Party.

4.2 The JV's scope of business is to build, own and operate the Power Plant, and generate and sell electricity.

4.3 The scale of the JV's business includes the generation and sale of the electricity generated by 2x125 MW coal-fired generators.


                     Article 5. Total Amount of Investment
                             and Registered Capital

5.1 The total amount of investment of the JV shall be US$118.37 million, of which the transmission project accounts for US$ 18.07 million.

5.2 The registered capital of the JV shall be US$30 million, and shall be contributed by the Parties according to the following ratios:

           Party A                     45%             US$13.50 million
           Party B                     25%             US$7.50 million
           Party C                     20%             US$6.00 million
           Party D                     10%             US$3.00 million

                                 Page: 9 of 30

5.3 The registered capital of the JV shall be paid in cash by the Parties. Party C and D shall contribute their portions in RMB cash. The amount of RMB cash shall be calculated on the basis of the actual amount of RMB deposited into the designated bank accounts of the JV using the reference USD/RMB exchange rate on the date of the deposit as announced by the People's Bank of China. Party A and B shall contribute their portions in USD cash.

5.4 All cash payments made by the Parties to the Joint Venture as their respective registered capital contributions shall be remitted to the Joint Venture's bank accounts.

5.5 The Parties shall make their respective registered capital contributions in accordance with Articles 5.2, 5.3 and 5.4 hereof within 30 days after the establishment of the JV and the obtaining of the Business License.

5.6 After the Parties have made their respective registered capital contributions to the JV, the JV shall, at its own expense, engage an accountant registered in China, and accepted by all the Parties, to verify the registered capital contributions and issue a verification report, at which time investment certificates shall be issued to the contributing Parties by the JV.

5.7 Any proposed increase of registered capital of the JV shall be approved by the Board of Directors and then be submitted to the Examination and Approval Authority for approval. After being approved by the Examination and Approval Authority, the JV shall register such increase with the relevant Administration for Industry and Commerce. The contribution ratio among the Parties for any additional registered capital shall be the same as the original registered capital construction ratio unless otherwise agreed upon by the Parties. Upon the agreement of the Parties and approval by the Examination and Approval Authority, the Parties may agree to adjust the current ratio of the registered capital contribution of the Parties.

5.8 All costs related to the project development shall be included in the total amount of investment of the JV and be paid by the JV.


                   Article 6. USD Financing and RMB Financing

6.1 The Parties shall arrange financings for the Joint Venture in an amount equivalent to the difference between the amount of the total investment and the amount of the registered capital of the Joint Venture in accordance with Article 6.2 of this Contract.

                                 Page: 10 of 30

6.2 Party A shall procure the provision to the Joint Venture of the USD Senior Loan amounting to US$65 million on behalf of the Joint Venture and shall provide guarantee for the USD Senior Loan; Party B shall procure the provision to the Joint Venture of the USD Subordinated Loan amounting to US$18 million on behalf of the Joint Venture, and shall provide guarantee for the USD Subordinated Loan.

         Party C and Party D shall provide or procure the provision to the Joint Venture of financing up to US$3.75 million (equivalent to RMB 31.10 million approximately at the exchange rate of US$1:RMB 8.3), and shall provide guarantee for such financing.

         Should there be any cost overrun in the course of construction, the Parties shall each raise funds in proportions to their contributions to registered capital.



             Article 7. Responsibilities of Parties to the Joint Venture

7.1      Responsibilities of Party C and D include the following:

         (a) contributing their respective portions of the registered capital in accordance with this Contract and other relevant laws and regulations;

         (b) arranging financing in accordance with this Contract;

         (c) assisting the Joint Venture in applying to relevant authorities of China for approval, registration, permission, business license and other matters concerning the establishment and operation of the JV, including relevant plans for the construction and the annual generation plans of the Power Plant;

         (d) assisting the JV in purchasing and receiving equipment that shall be purchased in China;

         (e) assisting the JV in obtaining required coal, steel, cement and other materials in accordance with the JV's required quantities, specifications and delivery time and assisting the JV in obtaining any necessary quota;

         (f) assisting the JV in negotiating with the relevant land administration department and other government agencies for the use of the Site for the Power Plant, and assisting in handling all other necessary formalities so as to ensure that during the term, the JV is authorized to use the land at the Site in accordance with its scope of business;

                                 Page: 11 of 30

         (g) assisting the JV and its foreign employees in obtaining entry visas, residence and work permits, and in arranging for board and lodging, medical care, other related matters and in processing their traveling procedures in China;

         (h) assisting the JV in applying for applicable taxes and other applicable preferential treatments in accordance with relevant laws and regulations of China;

         (i) assisting the JV in obtaining, within one month of the establishment of the Joint Venture official approval for opening USD and RMB accounts as provided in this Contract;

         (j) assisting the JV in applying for relevant approvals and permission so that the JV can (1) convert RMB into USD and balance the foreign exchange account; (2) remit Party A and Party B's shares of profits and other distributions and (3) adjust Tariffs in accordance with Article 10 of this Contract;

         (k) handling other reasonable matters entrusted by the Joint Venture from time to time.

7.2      Additional responsibilities of Party C shall be to:

         (a) cause Anhui Power to sign the EPC Contract and abide by the responsibilities set forth in the EPC Contract;

         (b) cause Anhui Poser to sign the Operation and Offtake Contract and abide by the responsibilities set forth in the Operation and Offtake Contract;

         (c) assist the JV in steadily generating electricity and in selling such electricity to the Anhui provincial power grid in accordance with the design capacity of the Power Plant during the term of the JV;

         (d) assist the JV in recruiting local Chinese management personnel, technical personnel, workers and other necessary personnel;

         (e) cause Anhui Power to perform or do all other acts or matters envisaged in the other provisions of this Contract to be performed or done by Anhui Power;

         (f) assist Party A and Party B in negotiating and obtaining foreign fund financing for any in the name of the Joint Venture by providing necessary documents;

7.3      Responsibilities of Parties A and B shall include the following:

         (a) contributing their respective portions of the registered capital of the JV in accordance with this Contract and relevant laws;

                                 Page: 12 of 30

         (b) arranging financing outside of China in accordance with Article 6.2 of this Contract;

         (c) assisting the Joint Venture to purchase equipment, supplies and materials within China and overseas;

         (d) assisting the Joint Venture in introducing advanced management technique and financial management experiences;

         (e) assisting the Joint Venture in recruiting qualified personnel and consultants when necessary;

         (f) assisting the staff of the Joint Venture in handing formalities for overseas visa for training in the operation and management of the Power Plant;

         (g) handling other reasonable matters entrusted by the Joint Venture from time to time.




                                 Article 8. Site

         The Joint Venture shall obtain the lawful right to use the site in accordance with the provisions of Chinese laws in order to ensure its excessive use of the Site during the term of this Contract.




            Article 9. Construction and Operation of the Power Plant

9.1 The Joint Venture will entrust Anhui Power as the general contractor for construction in change of the construction of the Power Plant.

9.2 The Joint Venture will entrust Anhui Power as the constractor for operation in charge of the operation and management of the Power Plant, including the supply of coal for the Power Plant.

9.3 The Parties agree that Anhui Power shall be responsible for the design, construction, completion, commissioning, delivery, operation and management of the Power Plant in accordance with this Contract, EPC Contract and Operation and Offtake Contract. Management as referred to in the previous paragraph shall mean the management of the Power Plant and not the management of the Joint Venture.

                                 Page: 13 of 30

9.4 Party C shall cause Anhui Power to prepare in time on behalf of the JV an annual generation plans, an annual income and expenditures plan, and an annual renovations and improvements plan, and submit these plans to the Board of Directors for approval and be responsible to implement them upon approval.




                    Article 10. Electricity Sale and Tariffs

         All electricity generated by the Power Plant shall be dispatched to the Anhui provincial power grid for sale. The details concerning the dispatch of electricity, Tariffs and payment shall be as presented in the Operation and Offtake Contract.




                        Article 11. Purchase of Equipment
                            & Materials and Services

11.1 Provided that all conditions being equal, the JV shall purchase required machinery and equipment, raw materials, fuels, accessories and office supplies first in China.

11.2 For all imported machinery, transportation tools, raw materials and accessories, the JV shall, in accordance with "Laws of Inspection of Import and Export Goods of the People's Republic of China", tender all imports to Import and Export Commodities Inspection Authority of the PRC for inspection.



          Article 12. Electricity Fees, Profit Distributions and Sharing
                               of Risks and Losses

12.1 Whereas, Anhui Power shall provide services in accordance with the EPC Contract and the Operation and Offtake Contract, the JV shall pay to Anhui Power a management fee pursuant to these contracts.

12.2 The revenues due to the JV, including the monthly payments made by Anhui Power for electricity under the Operation and Offtake Contract, insurance proceeds and all other amounts, shall be distributed in the following order of priority after having paid the projected operation and fuel costs of the Power Plant, financial charges (loan interest, exchange loss and financing cost), the cost of the Joint
         Venture and all kinds of taxes:

         (i)      principal repayable in respect of the USD Senior Loan;

                                 Page: 14 of 30

         (ii)     principal repayable in respect of the USD Subordinated Loan;

         (iii)    principal payable in respect of the RMB Loan;

         (iv) the JV's losses from the previous fiscal year as approved by the Board;

         (v) contributions to the three funds as required by the Chinese law and in accordance with Article 17.3 of this Contract;

         (vi) distribution of profits to Parties A, B, C and D in accordance with Articles 12.3 hereof.

12.3 Each of the Parties shall be distributed its profits in accordance with its respective ratio of contributions of the registered capital of the Joint Venture. Each Party's profit shall be calculated in US dollars. The distribution of profits to Parties A and B shall be in USD and if the JV possesses insufficient foreign exchange, they can be paid in RMB on the prerequisite of ensuring the foreign exchange required for repaying USD financing, and the distribution of profits to Party C and D shall be in RMB.



                       Article 13. The Board of Directors

13.1 The Board of Directors shall consist of nine directors, three of which will be appointed by Party A, two by Party B, two by Party C and two by Party D. The Board shall have one Chairman, and two Vice Chairmen. The Chairman shall be appointed by Party A; Parties B and C shall appoint one Vice Chairman each. The Chairman and Vice Chairmen shall serve for a term of four years and the term may be renewable by the appointing Parties. If there is a vacancy on the Board, it shall be filled by the Party who appointed the initial Director. Any Party may remove at any time for any reason any or all of the Directors appointed by such Party and appoint in lieu thereof any other person to serve the remainder of the relevant term.

13.2 The Chairman of the Board shall be the legal representative of the JV and shall at all times carry out decisions, resolutions and orders made by the Board. If the Chairman is unable or fails to exercise his responsibilities for any reason, he shall authorize a Vice Chairman to act on his behalf. The duties of the Directors shall not include daily administrative duties.

13.3 The Board shall be the highest authority of the JV and shall decide all major issues of the JV. For details regarding its authority and responsibilities, see this Contract and the Articles of Association.

                                 Page: 15 of 30

13.4 The following issues must be approved by all the directors voting in person or by proxy at an officially-convened Board meeting in order to be validated:

         (a) amendment(s) of the Articles of Association and this Contract;

         (b) increase or transfer of the registered capital pledge of interests under this Contract, and adjustment to the percentage of the JV Parties' registered capital contributions;

         (c) JV's merger with any other economic organizations;

         (d) transfer, sale, lease or other means of disposal of the JV's business or its assets in part or in total; purchase of control or acquisition in part or in total of business or assets of other companies or units;

         (e) extension and termination of the term, dissolution or liquidation of the JV;

         (f) any expenditures related to compensation for losses caused by any Force Majeure as defined in the EPC Contract or the Operation and Offtake Contract;

         (g) change of the Contract Completion Date specified in the EPC
         Contract;

         (h) change in the Project Budgets;

         (i) decision over the annual operating budget (including change of Tariffs), annual financial budget and financial reports (including the balance sheet and the profit-loss statement);

         (j) increase in the JV's production capacity;

         (k) signing or amending any loan contracts, guarantees or other important contracts (including but not limited to the EPC Contract and the Operation and Offtake Contract) signed on behalf of or by the JV or using any of the JV's interests, buildings, real estate, and fixed assets or capital goods hereby as collateral, pledges, or guarantees;

         (l) the appointment and dismissal of an independent auditor and approval of the audited annual financial report of the JV;

         (m) decisions regarding the annual generation plan, operating plan and strategies;

         (n) decisions with respect to funding for the general reserve fund, the enterprise development fund and employee bonus and welfare fund; and decisions on how to use the general reserve fund and the enterprise development fund;

                                 Page: 16 of 30

         (o) decisions on using foreign exchange in ways unspecified in Article
         18.3 of this Contract;

         (p) decisions regarding the use or expenditure of the employee bonus and welfare fund; and

         (q) the appointment and dismissal of the General Manager and Deputy General Managers, and decision regarding salaries of the General manager, Deputy General Managers and other senior management personnel.

         (r) other issues specified in this Contract or the Articles of Association.

13.5 The Board shall convene at least one meeting every year. The meetings shall be held at the legal address of the JV or the registered addresses of Party A, B or C, or at such other place discussed by the Board. The quorum shall be at least six directors with at least one from each party. The Board's resolutions can also be voted on via fax or written forms.

13.6 Within three days after receiving a proposal for an interim meeting by two directors, the Chairman, or any one of the Vice Chairmen, shall decide whether to convene such meeting and promptly notify all other directors of his or her decision.

13.7 The Chairman or any of the Vice Chairmen shall send notices regarding any annual or interim meeting to each Director at least 14 days prior to the date of such meeting, including the agenda, time and place of such meeting. Such notices may be waived by the unanimous consent of all Directors attending the meeting in person or by proxy. The Board meeting shall not be held less than 14 days or more than 28 days from the date of the issuance of the notification.

13.8 If any Directors can not attend any meeting for any reason, such Directors may authorize a person in writing (via mail, fax or hand-delivery) to represent them in attending the meeting and voting at the meeting. A proxy can represent one or more than one Director.

13.9 The Directors shall serve without compensation from the JV. If a Director is an employee of the JV at the same time, the JV shall compensate the person according to his or her position in the JV. The JV shall reimburse Directors for all reasonable expenses incurred related to the Board meetings.

                                 Page: 17 of 30

13.10 Minutes of every Board meeting shall be recorded and signed by all attending Directors. If a proxy attends the meeting on behalf of a Director, the proxy shall sign the minutes of that meeting on behalf of the Director. In order to facilitate each meeting, the Chairman shall designate the secretary of the meeting (if the Chairman is absent, then the Vice Chairman shall do so). The responsibilities of the secretary are to keep minutes of each meeting and to translate or arrange translation of all documents related to the meeting. The secretary shall also distribute the above documents to each Director. Minutes shall be kept in Chinese, kept on file by the JV, and copies of minutes shall be distributed to each Party at the addresses specified in
         Article 29.6.




                Article 14. Operation and Management Organization

14.1 The Board of Directors shall establish an operation and management organization which shall be responsible for the daily operation and management of the JV. The organization shall consist of a General Manager and several Deputy General Managers appointed by the Board of Directors. (one Deputy General Manager shall be appointed by Party B to be responsible for supervising the operation and maintenance of the Power Plant).

14.2 The responsibility of the General Manager shall be to carry out the resolutions of the Board of Directors and organize and conduct the daily operation and management of the JV. The Deputy General Managers shall assist the General Manager and be concurrently the manager of the various business departments. The specifics relating to the authority of the General Manager and Deputy General Managers are detailed in the Articles of Association.

14.3 The General Manger shall propose and suggest the formation of the business and management departments and candidates for senior staff, and submit the proposals to the Board of Directors for approval.

14.4 Managers may be dismissed for abuse of power, seeking personal interests, graft or serious dereliction of duty, or if they are completely incapable of accomplishing their work assignment. Unless otherwise approved by the Board of Directors, managers and other employees of the JV shall not take any positions or work in other companies, units, entities or organizations. Unless otherwise approved by the Board of Directors, persons who violate this rule shall be dismissed immediately.

                                 Page: 18 of 30

                          Article 15. Labor Management

15.1 The JV shall enjoy the full independence of an equity joint venture enterprise with respect to hiring and dismissing its employees. The recruitment, employment, dismissal, resignation, wages, salaries, labor insurance, welfare, bonuses and labor discipline, etc. of the employees of the JV shall be handled in accordance with relevant laws and regulations of China.

15.2 The employees of the JV shall abide by the regulations and rules set by the JV and fulfill their duties. Upon authorization by the Board of Directors, the General Manager shall formulate and promulgate regulations and measures regarding labor management. The recruitment, employment, dismissal, resignation, wages, salaries, labor insurance, welfare, bonuses and penalties, property rights to any invention or publication made by the employees of the JV during their employment and procedure for application for protecting the relevant copyrights shall be specified in written labor contracts with each employee and in recruitment regulations and rules of the JV.

15.3 Anhui Power's employees selected to work in the Power Plant shall be managed by Anhui Power, but shall be considered as employees of the JV when calculating these employee's wages, bonuses, and welfare.

15.4 Depending on the merits of the case, the General Manager is fully authorized to warn, record a demerit of, deduct wage of, or dismiss any employee who violates the provisions of the labor contract or the rules, regulations or labor discipline of the JV.




                 Article 16. Annual Operating Plans and Budgets

16.1 The General Manager and his staff shall be responsible for the preparation of the annual operating plans and budgets of the JV based on the annual operating plans and budgets submitted by Anhui Power. The operating plans and budgets (including balance sheet, profit and loss statement and cash flow projection) for each fiscal year shall be submitted to the Board of Directors for examination and approval prior to December of the preceding year and shall include, but not be limited to, comprehensive and detailed information regarding:

         (a) Procurement of coal and other materials, equipment, machinery and other assets of the JV;

                                 Page: 19 of 30

         (b) Raising and use of funds (including foreign exchange and RMB);

         (c) Plans with respect to the generation and sale of electricity;

         (d) Projected revenues, expenditures and profits of the JV;

         (e) Tariff policies; and

         (f) Plans for staff and workers' training.

16.2 The Board of Directors shall complete its examination and approval of the annual operating plan and budget for each at a meeting in the preceding year. The General Manager shall be responsible for the implementation of the annual operating plan and budget as approved by the Board of Directors.




                     Article 17. Taxes, Accounting and Audit

17.1 The JV shall pay taxes in accordance with relevant Chinese laws and regulations. The JV shall apply for enjoying all preferential taxes available under the law applicable to the JV in China.

17.2 The individual employees of the JV shall be responsible for paying their own individual income taxes in accordance with relevant officially promulgated laws and regulations of China.

17.3 After payment of income taxes by the JV, the JV shall in accordance with relevant officially promulgated regulations of China set aside a certain amount for the reserve fund, the bonus and welfare fund for workers and staff members and the enterprise development fund. The actual amounts to be allocated each year for such funds shall be determined by the Board of Directors on the basis of the JV's actual economic circumstances, but the amount allocated to the bonus and welfare fund in any year shall not exceed five (5%) percent and the aggregate amount allocated to all three funds in any year shall not exceed fifteen (15%) percent of the JV's net after-tax profits for such year. If a change in the law of China renders either of these limits ineffective, it shall be adjusted accordingly.

17.4 The fiscal year of the JV shall start on January 1 of the year and end on December 31 of the same year. The first fiscal year of the JV shall commence on the Establishment Date and end on December 31 of the same year. The last fiscal year of the JV shall start on January 1 of the year of termination and end on the date of termination of the JV.

                                 Page: 20 of 30

17.5 The JV shall adopt internationally recognized accrual basis and debit and credit accounting systems. Accounting records, vouchers, books and statements of the JV shall be prepared and kept in Chinese. The JV shall use RMB as the base bookkeeping currency for its financial records. The annual quarterly and monthly reports shall be approved and jointly signed by the General Manager and the chief accountant (who shall be employed by the JV) and shall be prepared and kept in Chinese.

17.6 In accordance with the relevant laws and regulations of China, including the Foreign Investment Enterprise Accounting System of the People's Republic of China, the JV shall formulate accounting and administrative measures regarding its financial affairs.

17.7 An accountant registered in China and acceptable to all the Parties shall be engaged by the JV as its auditor to examine and verify the accounts and books of the JV and shall submit the audit report to the Board and the General Manager. Any Party shall also have the right, but not the obligation, not more than once in each fiscal year to appoint an accountant registered in China or abroad to audit the accounts of the JV at the expense of such Party; provided, however, that such auditor shall undertake to keep confidential all documents used in the audit. The JV shall make available its accounting books and records to such auditor on reasonable terms.

17.8 The JV shall prepare and provide to the Parties the following reports in the format of generally accepted accounting principles as applicable in the electric power industry of China;

         (a) Within 90 days after the last day of each fiscal year, the JV shall provide the Parties with complete and audited financial statements (including the profit and loss statement and balance sheet) as of the last day of such fiscal year;

         (b) Within 30 days after the last day of each financial quarter, the JV shall provide the Parties with the unaudited financial statements for such quarter, including a profit and loss statement (for such quarter and for the year-to-date) and a balance sheet (as of the last day of such quarter);

         (c) Within 21 days after the last day of each month, the JV shall provide the Parties with (i) a profit and loss statement for such month, and (ii) a forecast for the remainder of the current financial quarter, which shall include, without limitation, the number of personnel, revenue, cash balance and expenses.

17.9 The JV's accounting systems shall be filed with the Wuhu Finance Bureau and the Wuhu Taxation Bureau. The Board of Directors shall have the right to perform the duty of financial supervision. The Parties shall have the right to appoint accountants at their own expenses to examine and audit the books of the JV.

                                 Page: 21 of 30

                  Article 18. Bank Account and Foreign Exchange

18.1 The JV shall open its RMB and foreign exchange accounts in banks approved and acknowledged by the Chinese Government. Such foreign exchange account shall hold all monthly payments made by Anhui Power to the JV in respect of the USD Financing as well as the monthly distribution of profit. The procedures for signing and issuing JV checks shall be decided by the Board of Directors and specified in the financial rules of the JV.

18.2 The balance of foreign exchange of the JV shall be resolved through regulation after the procedures as stipulated by Chinese laws are approved by relevant department.

18.3 The JV foreign exchanges shall be allocated and utilized in accordance with the following order of priorities or an order of priority otherwise unanimously approved by the Board:

         (a) payments for USD Financing costs;

         (b) payments of principal and interest in accordance with USD Senior Loans and USD Subordinated Loans;

         (c) payments for other foreign exchange expenses;

         (d) profit distributions to Party A and Party B in profit distributions.



                      Article 19. Term of the Joint Venture

19.1 The term of the JV shall be 20 years starting from the Establishment Date of the JV, unless the JV is terminated prior to the expiration of the term as specified in Article 21 or extends its term as specified in
         Article 19.2.

19.2 If proposed by one Party and unanimously approved by the Board, an application for an extension of the term of the JV shall be submitted to the original Examination and Approval Authority six months prior to the expiration date of the JV.


                                 Page: 22 of 30

                        Article 20. Transfer of Interests

20.1 No Party shall transfer any of its interests in the registered capital of the JV before the Actual Completion Date for both units of the Power Plant.

20.2 No Party shall sell, assign or otherwise dispose of all or part of its interest to the registered capital of the JV to any other Party or to a third party without first obtaining the unanimous approval from the Board of Directors. Any person to which one of the Party's registered capital contribution is assigned shall agree in writing to be bound by the relevant rights and responsibilities under this Contract. Such assignment shall not adversely affect any other Party's rights and responsibilities under this Contract.

20.3 Subject to Article 21.1 and 21.2 above, any Party (seller) wishing to sell, assign or otherwise dispose of the whole or any part of interest in the registered capital of the JV shall do so in accordance with procedures of relevant laws and regulations. The other JV Parties have the preemptive right of purchase. Any Party's conditions for assignment of contributions to a third party shall not be more favorable than those to the other JV Parties, if within 45 days' issuance of a written notice by the assigning party, the other JV Parties have not accepted these conditions or have not indicated their intuitions to purchase, they shall be deemed to agree to this assignment. When a Party assigns its contributions to its associated organization, the above preemptive right of purchase shall not apply.

20.4 Neither the business of the JV nor the performance of this Contract or other contracts or agreements shall be interrupted by any such sale or other transfer of such interest.

20.5 All transfers shall be submitted to the Examination and Approval Authority for approval. Upon receipt of the approval, the JV shall register the change with the relevant Administration for Industry and Commerce.




                 Article 21. Termination Prior to the Expiration
                                 and Dissolution

21.1 Should there be any event of force majeure during the repayment period of the USD Senior Loans, the JV may be terminated in advance by unanimous agreement among all the Parties upon condition that all amounts outstanding or owing by the Joint Venture under or in connection with the USD Senior Loan have been fully discharged and have been approved by the Examination and Approval Authority.

                                 Page: 23 of 30

21.2 Shall there be any of the following occurrences after all the accounts in connection with the USD Senior Loan have been discharged:

         (i) Owing to causes of a force majeure event, the Power Plant is damaged, outage continues for a year without any hope of recovery;

         (ii) The Operation and offtabe Contract is terminated and the Power Purchase will not perform its duty to purchase power;

         (iii) The Joint Venture fails to achieve its business purpose and holds no prospect for development;

         the Joint Venture may terminate prior to expiration upon unanimous agreement by the Board of Directors and having been approved by the original Examination and Approval Authority.

21.3 Upon earlier termination, the Joint Venture shall undergo liquidation according to law and having repaid all its debts, the remaining assets shall be distributed in accordance with the proportion of the registered capital contributed by each Party.




               Article 22. Disposal of Assets upon the Expiration
                                    of the JV

         Upon the expiration of the term of the JV (including any extended term), the JV shall carry out liquidation according to relevant laws. The assets after liquidation shall be distributed in accordance with the proportion of registered capital contributed by each Party.




                    Article 23. Liabilities for Breach of Contract

23.1 If any party fails to perform its obligations hereunder and fails to cure them within the restricted period, it will constitute breach of contract. Subject to the conditions permitted by the Chinese law, the breaching party shall indemnify any direct or indirect losses of the other JV Parties and the JV for its breach of Contract; such losses include but are not limited to legal and other expenses arising from such dispute.

                                 Page: 24 of 30

23.2 If any Party faults made its registered capital contributions in the amounts and at the time as set forth in the provisions of Article 5 of this Contract, commencing from the first month of arrears, the breaching Party shall make a monthly payment of a breach of contract penalty to the non-breaching Parties which is equal to one point five percent (1.5%) of the contribution in arrears. If a contribution is in arrears for 3 months, the non-breaching Parties shall have the right to supersede the status of the breaching Party and according to the law to claim the compensation from the breaching Party for the losses resulting from its failure to make its capital contribution.

23.3 If this Contract cannot be performed or cannot be performed completely because of the default of one of the Parties, the Company and the non-breaching Party shall send a notice to the breaching Party requiring it to rectify its default within 30 days from receipt of such notice. If within such period rectification has not been made by the breaching Party, it shall be considered to constitute a breach of this Contract and Party the non-breaching Party shall be liable for compensating the Company and the non-breaching Party for the losses suffered.

23.4 If more than one Party is at default, each breaching Party shall respectively bear its share of the liability for breaching the Contract.



                        Article 24. Power Plant Insurance

         Appropriate arrangements will be made for the insurance of the Power Plant during the construction period and during the operating period. The types of insurance coverage, term and amounts of insurance shall be discussed and decided by the Board of Directors and purchased from insurance companies within China.



                           Article 25. Confidentiality

25.1 Each of the parties acknowledges and agrees that the performance of its obligations under this contract may involved the disclosure of Confidential Information.

25.2 Each of the Parties, their relevant Affiliates, and the JV and their respective employees and personnel shall use the Confidential Information only for the purposes specified in this Contract, and shall not disclose any of the Confidential Information to third parties, except to its attorneys, accountants and advisers retained in connection with the subject matter hereof, without the prior written consent of the Party providing such Confidential Information. All Parties, their Affiliates and the JV shall make such confidential information available only to those JV personnel whose duties require them to be familiar with such Confidential Information.


                                 Page: 25 of 30

                            Article 26. Force Majeure

26.1 If any Party is prevented by any Force Majeure event from performing its obligations specified in this Contract, the time to perform such obligations by the Party affected shall be extended, on a day-for-day basis, by the number of days during which the Party is excused from performing its obligations under this Contract as a result of an event of Force Majeure. All the other obligations and time to perform those obligations shall not be affected.

26.2 Upon occurrence of any Force Majeure event, the Party affected shall promptly notify the other Parties by cable, telex or fax and, within 15 days, provide details of the event, together with a valid certifying documents evidencing the reasons for which the Contract cannot be performed or cannot be performed in part or for which performance needs to be delayed. Such certifying document shall be provided by the local notorial office where the force majeure event occurred. In accordance with the degree of impact of the event on the performance of the Contract, the Parties shall discuss and decide whether there is to be full or partial exemption from responsibility for performing the Contract, or whether the performe of the Contract is to be delayed. However, the party's obligations to make capital contributions shall not be affected by the force majeure event, and before the decision is made in connection with exemption from or delayed performance of obligations of the Contract, the Party that encounters and event of force majeure must use its best efforts to performance its obligations under the Contract and to reduce to the minimum the losses to the Company and the Other Parties.

26.3 If a force majeure event has resulted in the destruction of the Power Plant during the Joint Venture term, the Board of Directors at the request of at least two Directors, shall meet to determine whether to terminate this Contract in accordance with the provisions of Article 21.




                           Article 27. Applicable Laws

         This Contract shall be governed by the laws of China.


                                 Page: 26 of 30

                       Article 28. Settlement of Disputes

28.1 Should there be any dispute in connection with this Contract, one Party shall notify the others in writing of the dispute. Should the Party intend to resolve the dispute through friendly consultations, the Party shall notify the other of their intention in writing. Under such circumstances, the Parties shall make their best efforts to settle the dispute through friendly consultations within 60 days after the date of issuing the notification.

28.2 In case no settlement can be reached within 60 days after the date of issuing the notification, the dispute shall be submitted to arbitration for final arbitration.

28.3 The dispute shall be submitted to the China International Economic and Trade Arbitration Commission in Beijing for arbitration. The arbitration award is final and binding upon all Parties.



                            Article 29. Miscellaneous

29.1 This Contract is executed in Chinese and English. Should there be any inconsistency in the interpretation of the two languages, the Chinese version shall prevail.

29.2 This Contract may be amended only by a document in writing executed by the duly authorized representatives of all Parties hereto, Such amendments may become effective only upon approval by the relevant Chinese government authorities.

29.3 The rights and obligations of the Parties under this Contract shall continue to exist throughout the term of JV (and any extension thereof) and shall not be prejudiced by the establishment of the JV, the adoption of the Articles of Association or the execution of any of the related Contracts hereto. In the event of any conflict or inconsistency between the provisions of this Contract and the provisions of the Articles of Association or any of the related Contracts hereto (including specifically and without limitation the EPC Contract) on the other, the provisions of this Contract shall prevail.

29.4 This Contract shall become effective after being approved by the Ministry of Foreign Trade and Economic Cooperation of the People's Republic of China or its authorized examination and approval authority. It is also applicable to amendments to this Contract.

                                 Page: 27 of 30

29.5 All notices given by one Party to the other Parties shall be made in Chinese by personal delivery, fax or registered air mail promptly transmitted or addressed as indicated below or to such other address notified in lieu thereof. Unless otherwise specifically provided, the date of receipt of a notice or communication hereunder shall be deemed to be the date of receipt if delivered personally, 10 days after its postmark in the case of a registered air mail and 1 working day after dispatch in the case of a fax, (or whichever shall first occur if different delivery means are used). Any Party may change its address for the purpose hereunder by written notice to the other Parties.

         Party A:          China Power International Holding Limited
         Address:          5/f, Office Building, Capital Hotel
                           No. 3 Qianmen East Avenue
                           Beijing, China
         Telephone:        010-5129988-3510
         Facsimile:        010-5227647
         Post Code:        100008

         Party B:          AES China Holding Company (L) Ltd.
         Address:          3/F (W), Golden Bridge Building
                           No.1 (A) Jianguomenwai Avenue
                           Beijing, China
         Telephone:        010-5089619
         Facsimile:        010-5089828
         Post Code:        100020

         Party C:          Anhui Liyuan Electric Power Development Company Ltd.
         Address:          No. 415 Wuhu Road
                           Hefei City, Anhui Province, China
         Telephone:        0551-3632007
         Facsimile:        0551-3633393
         Post Code:        230061

                                 Page: 28 of 30

         Party D:          Wuhu Energy Development Company
         Address:          Commercial Office Building
                           Huangshan West Road
                           Wuhu City, Anhui Province, China
         Telephone:        0553-3823224
         Facsimile:        0553-3823224
         Post Code:        241000

29.6 Failure or delay on the part of any Party to exercise any right or privilege under this Contract shall not be regarded as a waiver of such rights or privileges nor shall any partial exercise of any right or privilege preclude any further exercise thereof. Any waiver by a Party at a certain time of a breach by another Party shall not be construed as a waiver by such Party of its rights to such provision, or any of its other rights hereunder.

29.7 If any one or more of the provisions contained in this Contract or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, (i) the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired and shall remain in full force and effect; and (ii) the invalid, illegal or unenforceable provision shall be replaced by a new provision that is valid, legal and enforceable and that comes closest in expressing the intention of such invalid, illegal or unenforceable provision.

29.8 The headings contained in this Contract are for reference only and shall not be deemed to be a part of this Contract or to affect the remaining or interpretation hereof.

         Each of the Parties hereto have caused this Contract to be executed by their duly authorized representatives on , 1996.


         China Power International Holdings Limited

         Signatory: /s/ [SIGNATURE ILLEGIBLE]
         Name:
         Title:



         AES China Holding Company (L) Ltd.

         Signatory: /s/ [SIGNATURE ILLEGIBLE]

         Name:
         Title:



         Party C:  Anhui Liyuan Electric Power Development Company

         Signatory: /s/ [SIGNATURE ILLEGIBLE]
         Name:
         Title:



         Wuhu Energy Development Company

         Signatory: /s/ [SIGNATURE ILLEGIBLE]
         Name:
         Title: